Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-179975 of Eastman Chemical Company on Form S-4 of our report dated February 24, 2012, relating to the consolidated financial statements and financial statement schedule of Solutia Inc., and the effectiveness of Solutia Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Solutia Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

April 20, 2012